Filed Pursuant to Rule 424(b)(5)
File No. 333-132807

PROSPECTUS SUPPLEMENT AND CONSENT SOLICITATION STATEMENT
  (To Prospectus Dated March 29, 2006)

SOLICITATION OF CONSENTS BY
TRUSTREET PROPERTIES, INC.
RELATING TO ITS
7½% SENIOR NOTES DUE APRIL 1, 2015

$300,000,000 PRINCIPAL AMOUNT
GENERAL ELECTRIC CAPITAL CORPORATION
GUARANTEE OF PAYMENT OF PRINCIPAL, INTEREST,
AND OTHER AMOUNTS DUE THEREUNDER

Trustreet Properties, Inc., or Trustreet, requests that you, as a registered holder of its 7½% Senior Notes due 2015, or the Notes, consent to proposed amendments to the indenture under which the Notes were issued.  The proposed amendments to the indenture will eliminate substantially all of the restrictive covenants (including those limiting or conditioning Trustreet’s mergers, consolidations and asset sales), reporting requirements, the requirement to offer to repurchase the Notes upon a change of control and non-payment events of default contained in the indenture, which will afford Trustreet greater financial and operational flexibility and will eliminate Trustreet’s obligation to offer to repurchase the Notes upon completion of the acquisition described below.

Trustreet is seeking your consent to the proposed amendments in connection with a merger agreement providing for the proposed acquisition of Trustreet by a subsidiary of General Electric Capital Corporation, which we refer to as GECC. See “Background and Reasons for the Proposed Amendments,” beginning on page S-4. GECC is offering to fully, unconditionally and irrevocably guarantee the payment obligations of Trustreet under the Notes on the terms and subject to the conditions described in this prospectus supplement and consent solicitation. The guarantee is expected to be rated “AAA” by Standard & Poor’s Corporation and “Aaa” by Moody’s Investors’ Service Inc.

The adoption of the proposed amendments by Trustreet and the issuance of the guarantee of the Notes by GECC are conditioned on (among other things) the receipt of consents to the proposed amendments validly submitted and not subsequently validly revoked from holders on the record date of a majority in aggregate principal amount of outstanding Notes and the completion of the proposed acquisition. See “Conditions to the Consent Solicitation and the Offering of the GECC Guarantee,” beginning on page S-10. The proposed amendments and guarantee of the Notes by GECC will become operative concurrently with the completion of the proposed acquisition. The proposed acquisition, however, is not conditioned upon the receipt of the requisite consents and Trustreet and GECC intend to complete the proposed acquisition even if the requisite consents are not received. If the requisite consents are not received, or if the proposed acquisition is not completed for any reason, neither the proposed amendments nor the guarantee of the Notes by GECC will become operative.

Trustreet has fixed January 23, 2007 as the record date for determining the holders of Notes entitled to consent to the proposed amendments. If the proposed amendments become operative, the proposed amendments will be binding on all holders of Notes and all Notes will have the benefit of the guarantee by GECC, regardless of whether a particular holder has delivered its consent to the proposed amendments. Therefore, the terms of your Notes may be affected even if you do not consent to the proposed amendments or participate in the consent solicitation. See “The Consent Solicitation,” beginning on page S-8.

The consent solicitation will expire at 5:00 p.m., New York City time, on February 16, 2007, unless extended.  You may revoke any consents delivered prior to the execution and effectiveness of the First Supplemental Indenture (as defined below) and only in the manner described in this prospectus supplement and consent solicitation statement, which we refer to as this Statement.  The consent solicitation and offer of the GECC guarantee of the Notes is described in detail in this Statement, and we urge you to read it carefully and completely.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this Statement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  This Statement and the prospectus to which it relates do not constitute an offer of securities in any jurisdiction where such offer is not permitted.

NONE OF GECC, TRUSTREET, THE INFORMATION AGENT OR THE TABULATION AGENT (EACH AS DEFINED HEREIN) MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD CONSENT TO THE PROPOSED AMENDMENTS PURSUANT TO THE CONSENT SOLICITATION. EACH HOLDER OF NOTES MUST MAKE ITS OWN DECISION WHETHER TO DELIVER ITS CONSENT TO THE PROPOSED AMENDMENTS.

Neither GECC nor Trustreet will receive any cash proceeds in connection with the offering of the GECC guarantee of the Notes.

The date of this Statement is January 24, 2007.

WHERE YOU CAN FIND MORE INFORMATION ON GECC AND TRUSTREET

Each of GECC and Trustreet file annual, quarterly and current reports and other information with the SEC.  GECC’s and Trustreet’s respective SEC filings are available to the public from the SEC’s website at http://www.sec.gov.  You may also read and copy any document that GECC or Trustreet has filed with the SEC at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Information on GECC, including its SEC filings, is also available at General Electric Company’s Internet site at http://www.ge.com.  Information on Trustreet, including its SEC filings, is also available at Trustreet’s Internet site at http://www.trustreet.com. The information on General Electric Company’s and Trustreet’s respective Internet sites is not a part of this Statement.

GECC Incorporation by Reference. The SEC allows GECC to “incorporate by reference” into this Statement and the prospectus to which it relates the information in other documents it files with the SEC, which means that GECC can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this Statement and the prospectus to which it relates, and information that GECC files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Statement and the prospectus to which it relates.  GECC incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the Expiration Date; provided, however, that GECC is not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

   --Annual Report on Form 10-K for the year ended December 31, 2005, filed March 3, 2006, as amended by Amendment No. 1 on Form 10-K/A filed January 19, 2007;
   --Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed April 26, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed January 19, 2007;
   --Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed July 24, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed January 19, 2007;
   --Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed October 31, 2006, as amended by Amendment No. 1 on Form 10-Q/A filed January 19, 2007;
   --Current Report on Form 8-K filed December 27, 2006; and
   --Current Report on Form 8-K filed January 19, 2007.

You may request a copy of these filings incorporated by reference at no cost.  Requests should be directed to David Russell, Counsel – Treasury Operations, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

Trustreet Incorporation by Reference. Trustreet incorporates by reference into this Statement the document listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the Expiration Date; provided, however, that Trustreet is not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

   --Definitive Schedule 14A filed January 5, 2007.

GECC

GECC was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932.  Until November 1987, GECC’s name was General Electric Credit Corporation.  On July 2, 2001, GECC changed its state of incorporation to Delaware.  All of GECC’s outstanding common stock is owned by General Electric Capital Services, Inc., formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company, or GE Company.  Financing and services offered by GECC are diversified, a significant change from the original business of GECC, which was financing distribution and sale of consumer and other GE Company products.  Currently, GE Company manufactures few of the products financed by GECC.

GECC operates in four of GE Company’s operating segments:  GE Commercial Finance, GE Consumer Finance, GE Industrial and GE Infrastructure.  These operations are subject to a variety of regulations in their respective jurisdictions.  GECC’s services are offered primarily in North America, Europe and Asia.  GECC’s principal executive offices are at 260 Long Ridge Road, Stamford, Connecticut 06927-1600, Telephone No. (203) 357-4000.  At December 31, 2005, GECC’s employees totaled approximately 77,500.

Consolidated Ratio of Earnings to Fixed Charges

Year Ended December 31,					Nine Months Ended September 30, 2006

2001	2002	2003	2004	2005

1.51	1.43	1.77	1.87	1.70	1.64

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Year Ended December 31,					Nine Months Ended September 30, 2006

2001	2002	2003	2004	2005

1.50	1.43	1.76	1.87	1.70	1.64

For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges.  Fixed charges consist of interest on all indebtedness and one-third of rentals, which GECC believes is a reasonable approximation of the interest factor of such rentals.

TRUSTREET

Trustreet Properties, Inc., a Maryland corporation, is a self-administered real estate investment trust.  Trustreet’s operations are managed, operated and reported in two distinct segments, a real estate segment and a specialty finance segment.  The real estate segment primarily acquires, owns and manages a portfolio of single-tenant restaurant properties that are generally leased to established tenants under long-term triple-net leases and holds a small portfolio of mortgage loans receivable.  The specialty finance segment provides financing, development and advisory services to national and regional restaurant operators and holds a small portfolio of mortgage loans receivable.  The specialty finance segment includes Trustreet’s investment property sales program, the real estate development and redevelopment group and, to a lesser extent, provides investment banking services to national and regional restaurant operators.

Neither GECC nor Trustreet has authorized anyone to give any information or make any representation in connection with the Consent Solicitation (as defined below), the offering of the GECC Guarantee (as defined below) and the transactions contemplated thereby that is different from, or in addition to, the information contained in this Statement and the prospectus to which it relates or in any of the materials that are incorporated by reference herein and you should not rely upon any such different or additional information.  You should not assume that the information contained in or incorporated by reference in this Statement and the prospectus to which it relates is accurate as of any date other than their respective dates.  Certain of the statements in this Statement, the prospectus to which it relates, and the documents incorporated by reference herein, including, without limitation, statements regarding future transactions, constitute forward-looking statements which involve uncertainty and risk.

INTRODUCTION

This Statement constitutes the solicitation by Trustreet of consents, or the Consent Solicitation, upon the terms and subject to the conditions set forth in this Statement and the accompanying Letter of Consent (the “Letter of Consent”), to proposed amendments, which we refer to as the Proposed Amendments, under the Indenture governing the Notes, dated as of March 23, 2005 (the “Indenture”), between Trustreet and Wells Fargo Bank, National Association, or the Trustee.

Pursuant to the terms of the Indenture, receipt by Trustreet of validly delivered and unrevoked consents from Record Holders (as defined below) of a majority in aggregate outstanding principal amount of the Notes is required to approve the Proposed Amendments (the “Requisite Consents”).

The Proposed Amendments are intended to remove certain restrictive and other covenants and financial and other reporting requirements from the Indenture and to make certain other changes described below.  See “Description of the Proposed Amendments,” beginning on page S-4.  As consideration for your consent to the Proposed Amendments, GECC will unconditionally and irrevocably guarantee the due and punctual payment by Trustreet of all amounts payable on or in respect of the Notes, which we refer to as the GECC Guarantee, on the terms and subject to the conditions described in this Statement.  See “Description of the GECC Guarantee” beginning on page S-7.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 16, 2007, unless extended, which we refer to as the Expiration Date.

The Proposed Amendments and the GECC Guarantee will be set forth in a First Supplemental Indenture (the “First Supplemental Indenture”) to be executed by Trustreet, GECC and the Trustee as promptly as practicable on or after the first date on which the Requisite Consents have been validly received and not validly revoked (the “Consent Date”).  The First Supplemental Indenture will become effective when executed on or shortly after the Consent Date.  If the Requisite Consents are not received prior to the Expiration Date, the First Supplemental Indenture will not be executed and will not become effective.  Once the First Supplemental Indenture becomes effective, any validly delivered Letter of Consent will be irrevocable.  However, pursuant to the terms of the First Supplemental Indenture, the Proposed Amendments and GECC Guarantee set forth therein will only become operative concurrently with the completion of the Merger (as defined below) and only if the Merger is completed.  Until that time, the Indenture, without giving effect to the Proposed Amendments and GECC Guarantee, will remain in effect.  If the Merger is not completed, the Proposed Amendments and GECC Guarantee will not become operative.  See “Conditions to the Consent Solicitation and the Offering of the GECC Guarantee” beginning on page S-10.

Trustreet has fixed January 23, 2007 as the record date, which we refer to as the Record Date, for determining the holders of Notes that will be entitled to consent to the Proposed Amendments.  Only holders of Notes at the close of business on the Record Date who are listed in the register kept by the Trustee in accordance with the Indenture, which we refer to as the Record Holders, are entitled to receive this Statement and consent to the Proposed Amendments by validly delivering the accompanying Letter of Consent.

BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENTS

On October 30, 2006, Trustreet and CNL APF Partners, LP, a Delaware limited partnership, or APF, entered into an Agreement and Plan of Merger, or Merger Agreement, with GECC.  Pursuant to the Merger Agreement, at closing, a Delaware limited liability company that will be a wholly owned subsidiary of GECC will be merged with and into APF with APF continuing as the surviving limited partnership.  Immediately thereafter, at GECC’s election, either (i) a Maryland corporation that will be an indirect, wholly owned subsidiary of GECC, which we refer to as Merger Sub, will be merged with and into Trustreet, with Trustreet continuing as the surviving corporation and the obligor of the Notes or (ii) Trustreet will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and the obligor of the Notes.  We refer to the foregoing acquisitions together herein as the Merger.  Following completion of the Merger, Trustreet or Merger Sub, as the case may be, will be a wholly owned subsidiary of GECC.  Trustreet and GECC expect to complete the Merger promptly after receipt of Trustreet stockholder approval and currently anticipate that the Merger will be completed during the first quarter of 2007.

If the Merger is completed, as soon as practicable thereafter GECC will cause the surviving corporation, regardless of whether it is Trustreet or Merger Sub, to be liquidated into another subsidiary of GECC, with such subsidiary succeeding to all assets and liabilities of the surviving corporation and accordingly replacing the surviving corporation as the primary obligor under the Notes and the Indenture.  Assuming that the Merger is completed and the Proposed Amendments become operative, the liquidation of the surviving corporation following the Merger will not have any effect on the validity or enforceability of the Proposed Amendments or the GECC Guarantee, which will remain in effect and continue to be valid and enforceable.

You should carefully read the Merger Agreement (filed as an exhibit to the definitive proxy statement relating to the Merger filed by Trustreet with the SEC on January 5, 2007 which is incorporated herein by reference) for more information concerning the Merger.

If approved, the Proposed Amendments will amend the Indenture in order to provide Trustreet and GECC with additional operating and financial flexibility following the Merger.  See “Description of the Proposed Amendments,” below.  While Trustreet fully expects that it or its successor will make payments on the Notes when due, Trustreet expects holders of Notes to rely on the credit of GECC, as guarantor of the Notes, and believes that the restrictive covenants and reporting requirements in the Indenture will be unnecessary for the protection of holders of Notes in light of the credit support provided by the GECC Guarantee.

DESCRIPTION OF THE PROPOSED AMENDMENTS

Set forth below is a brief description of the Proposed Amendments.  The Proposed Amendments will eliminate substantially all of the restrictive covenants (including those limiting or conditioning Trustreet mergers, consolidations and asset sales), reporting requirements, and non-payment events of default.  The Proposed Amendments and the GECC Guarantee will be set forth in the First Supplemental Indenture to be executed by Trustreet, GECC and the Trustee on or as soon as practicable following the Consent Date.  Although the First Supplemental Indenture will become effective at the time of its execution, the Proposed Amendments and the GECC Guarantee will only become operative concurrently with the completion of the Merger.  The following statements relating to the Proposed Amendments are summaries that do not purport to be complete and are qualified in their entirety by reference to the form of First Supplemental Indenture for the Notes, which is attached as Annex A to this Statement and incorporated herein by this reference.  Capitalized terms used in the summaries and not otherwise defined in this Statement have the meanings given to such terms in the Indenture.

Commission Reports and Reports to Holders.  Section 4.03 of the Indenture requires Trustreet to file with the SEC, and to provide the Trustee with copies of, all reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) of the Exchange Act, whether or not Trustreet continues to be required to file such materials with the SEC pursuant to such sections of the Exchange Act.  The Proposed Amendments will delete Section 4.03 in its entirety from the Indenture and Trustreet will no longer be required to file reports with the SEC or deliver to the Trustee any of the documents required by the Exchange Act, unless otherwise required to do so under the SEC’s rules.

Compliance Certificate.  Section 4.04 of the Indenture requires Trustreet to deliver to the Trustee, not more than 90 days after the end of each fiscal year, a certificate signed by officers of Trustreet stating that such officers have supervised a review of Trustreet’s activities for the preceding fiscal year and that to the best of such officers’ knowledge, Trustreet has fulfilled all of its obligations under the Indenture, no Default or Event of Default has occurred or is continuing under the Indenture, and no event has occurred or is continuing which would prohibit payments on account of principal or interest on the Notes.  The Proposed Amendments will delete Section 4.04 in its entirety from the Indenture.  Trustreet will continue to deliver to the Trustee all notices and information required by the Trust Indenture Act of 1939.

Taxes.  Section 4.05 of the Indenture requires Trustreet and each of its Subsidiaries to pay, prior to delinquency, any taxes, assessments and governmental levies except as are being contested in good faith. The Proposed Amendments will delete Section 4.05 in its entirety from the Indenture.

Stay, Extension and Usury Laws.  Section 4.06 of the Indenture prohibits Trustreet (to the extent it may lawfully do so) from insisting upon, pleading or taking the benefit or advantage of, any stay, extension or usury law that may affect the covenants in, or the performance of, the Indenture or the powers of the Trustee under the Indenture and requires Trustreet to waive the benefit or advantage of any such law. The Proposed Amendments will delete Section 4.06 in its entirety from the Indenture.

Limitation on Restricted Payments. Section 4.07 of the Indenture contains covenants that restrict the ability of Trustreet and its Restricted Subsidiaries from making certain payments (including the payment of dividends, the making of Investments other than Permitted Investments, payments to redeem Equity Interests, or payments in respect of subordinated debt) unless after giving effect to the payment, there is no Default or Event of Default under the Indenture and the aggregate amount of such restricted payments does not exceed an amount specified in the Indenture. The Proposed Amendments will delete Section 4.07 in its entirety from the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Section 4.08 of the Indenture prohibits Trustreet from creating, or otherwise causing or permitting to exist, any restriction on  the ability of any Restricted Subsidiary (i) to pay dividends on its capital stock that is owned directly or indirectly by Trustreet, (ii) to pay or make loans owed to Trustreet or any Restricted Subsidiary, and (iii) to transfer assets or property to Trustreet or any Restricted Subsidiary, except in certain instances identified in the Indenture. The Proposed Amendments will delete Section 4.08 in its entirety from the Indenture.

Limitation on Indebtedness.  Section 4.09 of the Indenture restricts the ability of Trustreet and its Restricted Subsidiaries to (i) incur, issue, guarantee or otherwise become liable for any Indebtedness (subject to exceptions for certain types of Indebtedness identified in the Indenture) unless after giving effect to such incurrence and the application of proceeds from such incurrence, the Interest Coverage Ratio of Trustreet and its Restricted Subsidiaries is greater than 2.0 to 1.0 and the aggregate amount of all Indebtedness is less than 65% of Adjusted Total Assets, and (ii) incur Subsidiary Indebtedness or Secured Indebtedness if the aggregate amount of such Indebtedness is greater than 45% of Adjusted Total Assets, in each case subject to certain exceptions specified in the Indenture.  The Proposed Amendments will delete Section 4.09 it its entirety from the Indenture.

Limitation on Asset Sales.  Section 4.10 of the Indenture prohibits Trustreet and its Restricted Subsidiaries from completing any sale of assets or Equity Interests unless the sale meets certain conditions specified in the Indenture.  If the proceeds received from all such sales within a period of 12 consecutive months exceeds 5% of Adjusted Consolidated Net Tangible Assets, Trustreet is generally required to apply such excess proceeds to the repayment of Subsidiary Indebtedness or Secured Indebtedness or to reinvest (or agree to reinvest) the excess proceeds in assets similar to the assets that were sold.  The Proposed Amendments will delete Section 4.10 in its entirety from the Indenture.

Limitation on Transactions with Affiliates.  Section 4.11 of the Indenture prohibits Trustreet and its Restricted Subsidiaries from entering into any contract or other agreement or transaction with (i) any holder of 10% or more of any class of Capital Stock of Trustreet, (ii) any Affiliate of Trustreet or its Restricted Subsidiaries, or (iii) any Restricted Subsidiary, unless certain conditions specified in the Indenture are met, including that the agreement or transaction is on terms no less favorable than what Trustreet or its Restricted Subsidiaries could have obtained in an arm’s-length transaction with an unaffiliated third party.  The Proposed Amendments will delete Section 4.11 in its entirety from the Indenture.

Repurchase of Notes Upon a Change of Control.  Section 4.12 of the Indenture grants to each holder of Notes the right, at the holder’s option, to require Trustreet to repurchase (at a price of 101% of the principal amount repurchased, plus accrued interest thereon) all or any part of the holder’s outstanding Notes upon the occurrence of a Change of Control.  If the Proposed Amendments do not become operative, the Merger will constitute a Change of Control and give each holder of Notes this right.  The Proposed Amendments will delete Section 4.12 in its entirety from the Indenture and holders of Notes will not have the right to require Trustreet to repurchase their Notes following the Merger.

Payments for Consent.  Section 4.13 of the Indenture provides that Trustreet and its Restricted Subsidiaries may not make any direct or indirect payment to any holder of Notes in consideration of, or as an inducement for, any consent, waiver or amendment of any of the terms of the Indenture unless such consideration is paid to all holders of Notes that agree to consent, waive or amend the Indenture.  The Proposed Amendments will delete Section 4.13 in its entirety from the Indenture.

Limitation on Issuances of Guarantees by Restricted Subsidiaries.  Section 4.14 of the Indenture restricts the ability of Trustreet’s Restricted Subsidiaries to directly or indirectly Guarantee any Indebtedness of Trustreet unless the Restricted Subsidiary guaranteeing such Indebtedness executes a supplemental indenture providing for its unconditional guarantee of the Notes and also agrees to waive and not claim the benefit of any rights of reimbursement, indemnity or subrogation against the Company on account of any payment pursuant to its guarantee of the Notes.  The Proposed Amendments will delete Section 4.14 in its entirety from the Indenture.

Suspension of Certain Covenants and Agreements.  Section 4.15 of the Indenture provides that during any period for which the Notes are rated at or above certain levels by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Service, the covenants set forth in Sections 4.07 (Limitation on Restricted Payments), 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.10 (Limitation on Asset Sales), 4.11 (Limitation on Transactions with Affiliates), and 4.14 (Limitation on Issuances of Guarantees by Restricted Subsidiaries) will cease to apply.  The Proposed Amendments will delete Section 4.15 in its entirety from the Indenture.

Merger, Consolidation or Sale of Assets.  Sections 5.01 and 5.02 of the Indenture restrict the ability of Trustreet to merge with or into any Person (or permit any Person to merge with or into Trustreet), or sell or otherwise transfer all or substantially all of its property and assets to any Person, unless certain conditions are met.  The Proposed Amendments will delete Sections 5.01 and 5.02 in their entirety from the Indenture.

Events of Default.  Section 6.01 of the Indenture sets forth certain events the occurrence of which constitutes an Event of Default. The Proposed Amendments will remove from Section 6.01 all Events of Default other than (i) default in the payment of principal of, or premium, if any, on the Notes when due and payable at maturity, upon acceleration or otherwise and (ii) default in the payment of interest on the Notes when due and payable, and such default continues for a period of 30 days.

Conforming Changes.  In addition to the amendments described above, the Proposed Amendments will also delete defined terms to the extent such terms are no longer used in the Indenture, eliminate section references that no longer have meaning by virtue of the changes made by the Proposed Amendments and effect certain other conforming changes.

The proposed First Supplemental Indenture is attached as Annex A to this Statement and incorporated herein by this reference.  The above summary description of the Proposed Amendments is qualified in its entirety by reference to the First Supplemental Indenture.

DESCRIPTION OF THE GECC GUARANTEE

The GECC Guarantee is being offered subject to the satisfaction of certain conditions described below.  See “Conditions to the Consent Solicitation and the Offering of the GECC Guarantee” beginning on page S-10.

The GECC Guarantee will provide that, from and after the time the Proposed Amendments become operative concurrently with the completion of the Merger, and only if the Proposed Amendments become operative, GECC fully, unconditionally and irrevocably guarantees to the holders of Notes and to the Trustee the due and punctual payment of the principal and interest and all other amounts due under the Notes and the Indenture when the same become due and payable, whether at maturity, pursuant to mandatory prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Notes.  Obligations under the GECC Guarantee will be unsecured and unsubordinated obligations of GECC and will rank pari passu with GECC’s other unsecured and unsubordinated indebtedness.  The GECC Guarantee will be unconditional irrespective of the validity, regularity or enforceability of the Notes, any change or amendment thereto, the absence of any action to enforce the same, or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor.  However, GECC will not waive presentment or demand of payment or notice with respect to the Notes.  GECC will be subrogated to all rights of the holders of Notes in respect of any amounts paid by GECC pursuant to the provisions of the GECC Guarantee.  The GECC Guarantee will continue to be effective or reinstated, as the case may be, if at any time any payment made by Trustreet is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Trustreet or GECC, as the case may be, or otherwise.

The GECC Guarantee is incorporated into the First Supplemental Indenture which is attached as Annex A to this Statement and incorporated herein by reference.  The GECC Guarantee will not be evidenced by any other document or instrument.  It will not be necessary for new certificates evidencing the Notes to be issued.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the consequences of the Proposed Amendments and other information contained in this Statement and the prospectus to which it relates, and the information incorporated by reference herein, before deciding to whether or not to consent to the Proposed Amendments.  If the Proposed Amendments become operative, the Proposed Amendments will be binding on all holders of Notes and all Notes will have the benefit of the guarantee by GECC, regardless of whether a particular holder has consented to the Proposed Amendments.  Therefore, the terms of your Notes may be affected even if you do not deliver your Letter of Consent or do not participate in the Consent Solicitation.

If the Proposed Amendments become operative, holders of Notes will no longer benefit from the protections afforded by most of the restrictive covenants and other provisions contained in the Indenture that currently constrain Trustreet’s operations.  Accordingly, subject to limits imposed by applicable law, there will be no restrictions on Trustreet’s ability to incur debt, make restricted payments, consolidate or merge with other persons, or sell or dispose of assets.  The Proposed Amendments will also remove the covenant requiring Trustreet to offer to repurchase your Notes following a change of control and Trustreet will not be required to offer to repurchase your Notes following the Merger.  Furthermore, Trustreet will not be required to file periodic and other reports with the SEC and consequently the information available to holders of Notes will be reduced.

Although Trustreet believes that the restrictive covenants and reporting requirements that will be removed by the Proposed Amendments will be unnecessary for the protection of holders of Notes in light of the credit support provided by the GECC Guarantee, none of GECC, Trustreet, or the Information Agent and Tabulation Agent

(each as defined below), make any recommendation as to whether or not Record Holders of Notes should consent to the Proposed Amendments in the Consent Solicitation and each Record Holder of Notes must make its own decision whether or not to consent to the Proposed Amendments by validly delivering a Letter of Consent.

THE CONSENT SOLICITATION

Principal Terms of the Consent Solicitation.  Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Letter of Consent, Trustreet is soliciting consents from the Record Holders of Notes with respect to Proposed Amendments to the Indenture.  See “The Consent Solicitation - Procedures for Delivering Consents” below.

Upon the terms and subject to the conditions set forth in this Statement and in the accompanying Letter of Consent, Trustreet, GECC and the Trustee will execute and deliver the First Supplemental Indenture as soon as practicable following the Consent Date.  If the Requisite Consents are not received prior to the Expiration Date, the First Supplemental Indenture will not be executed and will not become effective.  Although the First Supplemental Indenture will become effective at the time of its execution on or shortly after the Consent Date, the Proposed Amendments and GECC Guarantee set forth therein will not become operative until and contemporaneous with the completion of the Merger.  If the Merger is not completed, the Proposed Amendments and GECC Guarantee will not become operative.

The Proposed Amendments, if they become operative, will be effective as to all Notes of any holder whether or not such holder is a Record Holder and if so, whether or not such Record Holder validly delivered (and did not validly revoke) its Letter of Consent.

Pursuant to the terms of the Indenture, approval of the Proposed Amendments requires the written consent of the Record Holders of a majority in aggregate principal amount of outstanding Notes.

Expiration Date; Extension; Amendment; Termination.  The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 16, 2007, unless extended, which we refer to as the Expiration Date.  Trustreet and GECC expressly reserve the right to extend the Consent Solicitation and the offer of the GECC Guarantee on a daily basis or for such other period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Tabulation Agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next Business Day (as defined in the Indenture) following the previously scheduled Expiration Date.

If Trustreet makes a material change in the terms of the Consent Solicitation or in the information concerning the Consent Solicitation or if it waives a material condition of the Consent Solicitation, Trustreet will disseminate additional Consent Solicitation materials and will extend the Consent Solicitation for a period deemed by Trustreet to be adequate.  Consents may be revoked at any time until the execution and effectiveness of the First Supplemental Indenture on or shortly after the Consent Date.  If the Consent Solicitation is amended prior to the Expiration Date in a manner determined by Trustreet to constitute a material adverse change to the Record Holders of Notes, Trustreet will promptly disclose such amendment in a public announcement and will extend the Consent Solicitation for a period deemed by Trustreet to be adequate to permit Record Holders to deliver or revoke their Letters of Consent.  See “The Consent Solicitation - Revocation of Consents” below.

Trustreet expressly reserves the right, in its reasonable discretion, to terminate the Consent Solicitation if any of the conditions applicable thereto set forth below under “Conditions to the Consent Solicitation and the Offering of the GECC Guarantee” are not satisfied or waived.  Any such termination will be followed promptly by public announcement thereof.  In the event Trustreet terminates the Consent Solicitation prior to the Expiration Date, it will give immediate notice to the Tabulation Agent, and each Letter of Consent delivered by a Record Holder pursuant to the Consent Solicitation will be promptly returned to such Record Holder.  See “The Consent Solicitation - Revocation of Consents” and “Conditions to the Consent Solicitation and the Offering of the GECC Guarantee” below.

Delivery of Confirmation of GECC Guarantee.  Promptly after the Consent Date and the execution of the First Supplemental Indenture, Trustreet will deliver, or cause to be delivered, to the Record Holders written notice of the effectiveness of the First Supplemental Indenture, including a copy of the text thereof.  Promptly following the completion of the Merger, Trustreet will deliver, or cause to be delivered, to the Record Holders written notice that the Proposed Amendments and the GECC Guarantee have become operative in accordance with the terms of the First Supplemental Indenture.  Existing certificates evidencing the outstanding Notes will not be replaced and certificates representing the GECC Guarantee will not be issued.

Procedures for Delivering Letters of Consent.  A Record Date of January 23, 2007 has been fixed for determination of the holders of Notes entitled to deliver a Letter of Consent and to pursuant to this Statement.  Holders of record listed in the register kept by the Trustee in accordance with the Indenture as of the close of business on the Record Date are herein referred to as the Record Holders.

A Letter of Consent is being sent to all Record Holders with this Statement.  All Letters of Consent that are properly completed, signed and delivered to the Tabulation Agent and not validly revoked prior to the execution of the First Supplemental Indenture on or shortly after the Consent Date will be given effect in accordance with the terms thereof.

Record Holders who wish to consent to the Proposed Amendments should so indicate by completing, signing and dating the Letter of Consent included herewith and mailing or delivering such Letter of Consent to the Tabulation Agent at the address listed on the last page of this Statement, in accordance with the instructions contained in the Letter of Consent.  The method of delivery of Letters of Consent and all other required documents to the Tabulation Agent is at your election and risk.  Instead of delivery by mail, Trustreet recommends that you use an overnight or hand delivery service.  If such delivery is by mail, it is suggested that you use registered mail with return receipt requested.  In all cases, you should allow sufficient time to assure delivery to the Tabulation Agent on or before the Expiration Date.  Do not send your Letter of Consent directly to Trustreet or GECC.

A Letter of Consent delivered by a Record Holder must be executed in exactly the same manner as its name appears in the register.  If Notes to which a Letter of Consent relates are held of record by two or more joint Record Holders, all such Record Holders must sign the Letter of Consent.  If a Letter of Consent is to be executed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity on behalf of a Record Holder, then such person should so indicate when executing such Letter of Consent and must submit proper evidence satisfactory to Trustreet of such person’s authority to act on behalf of such Record Holder.  If Notes are registered in different names, separate Letters of Consent must be executed covering each form of registration.  Any beneficial owner (including any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or other holder of Notes who wishes to consent to the Proposed Amendments by executing a Letter of Consent but who is not the Record Holder must contact the Record Holder in order to (i) have the Record Holder execute a written proxy or other authorization satisfactory to Trustreet entitling such beneficial owner or other holder to execute the Letter of Consent or (ii) have such Record Holder deliver the Letter of Consent on behalf of such beneficial owner or other holder.

Book-Entry Transfer Facility.  Consent to the Proposed Amendments may not be delivered through The Depository Trust Company.  The Letter of Consent, properly completed and duly executed, must be received by the Tabulation Agent at its address set forth on the last page of this Statement on or prior to the Expiration Date.

Other Matters.  Delivery of a Letter of Consent pursuant to any of the procedures described above and acceptance thereof by Trustreet will constitute a binding agreement between the consenting Record Holder and Trustreet upon the terms and subject to the conditions of the Consent Solicitation.

All questions as to the form of all documents and the validity (including time of receipt and revocation) and acceptance of all deliveries of Letters of Consent will be determined by Trustreet, in its sole discretion, the determination of which will be final and binding.  Any alternate, conditional or contingent consent will not be considered valid.  Trustreet reserves the absolute right to reject any or all deliveries of Letters of Consent that are not in proper form or the acceptance of which would, in the opinion of Trustreet, be unlawful.  Trustreet also reserves the right to waive any defects, irregularities or conditions of delivery as to any particular Letter of Consent.  Trustreet’s interpretations of the terms and conditions of the Consent Solicitation (including the instructions set forth in the Letter of Consent) will be final and binding.  Any defect or irregularity in connection with deliveries of Letters of Consent must be cured within such time as Trustreet determines, unless waived by Trustreet.  The delivery of any Letter of Consent will not be deemed to have been made until all defects and irregularities with respect to such Letter of Consent are waived by Trustreet or cured.  None of Trustreet, GECC, the Information Agent, the Tabulation Agent (each as defined below) or any other person will be under any duty to give notice of any defects or irregularities in deliveries of Letters of Consent, or will incur any liability to Record Holders for failure to give any such notice.

Revocation of Consents.  Any Record Holder who has delivered a Letter of Consent and consented to the Proposed Amendments may revoke its consent prior to the execution of the First Supplemental Indenture by delivery of a written notice of revocation in accordance with the following procedures.  In order to be effective, a notice of revocation of consent must contain the name of, and be signed by, the Record Holder (or properly authorized person) who delivered the Letter of Consent and be received by the Tabulation Agent prior to the time of execution of the First Supplemental Indenture, at its address set forth on the last page of this Statement.  If such Record Holder’s Notes are certificated, a notice of revocation must contain the certificate number(s) of such Notes and the aggregate principal amount represented by such Notes.  A purported notice of revocation that lacks any of the required information or is dispatched to an improper address will not be effective to revoke any consent previously delivered.  A revocation of a consent can only be accomplished in accordance with the foregoing procedures.  No Record Holder may revoke its consent following the execution of the First Supplemental Indenture.

A consent may be revoked only by the Record Holder (or other holder of Notes properly authorized by the such Record Holder) who delivered a Letter of Consent.  A person who becomes a holder of Notes after the Record Date and wishes to revoke a consent delivered by a person who was the Record Holder on the Record Date must make arrangements with such Record Holder to deliver a notice of a revocation.

All questions as to the form and validity (including time of receipt) of any delivery of a Letter of Consent or notice of revocation will be determined by Trustreet, in its sole discretion, which determination will be final and binding.  None of Trustreet, GECC, the Information Agent, the Tabulation Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation of a consent or incur any liability for failure to give any such notification.

Information Agent and Tabulation Agent.  Requests for assistance or additional copies of this Statement and all deliveries and correspondence should be directed to D.F. King & Co., Inc., as Information Agent (the “Information Agent”), or as Tabulation Agent (the “Tabulation Agent”), at the address set forth on the last page of this Statement.  Trustreet has agreed to pay the Information Agent and the Tabulation Agent reasonable and customary fees for their services and to reimburse them for their reasonable out-of-pocket expenses in connection therewith.  Trustreet has also agreed to indemnify the Information Agent and the Tabulation Agent for certain liabilities, including liabilities under the federal securities laws.

CONDITIONS TO THE CONSENT SOLICITATION AND THE OFFERING
OF THE GECC GUARANTEE

Notwithstanding any other provisions of the Consent Solicitation, Trustreet will not be required to accept Letters of Consent delivered pursuant to the Consent Solicitation and may terminate, extend or amend the Consent Solicitation and may postpone the acceptance of Letters of Consent so delivered, and GECC will not be required to consummate any offering of the GECC Guarantee and may terminate, extend or amend such offering, if:

          (A)           (i)  Trustreet has not received the Requisite Consents on or prior to the Expiration Date; or (ii) the First Supplemental Indenture is not duly executed and delivered by the Trustee within three Business Days (as defined in the Indenture) after the Expiration Date; or

          (B)          on or after the date of this Statement and prior to the execution and delivery of the First Supplemental Indenture,  (i) there occurs any Default or any Event of Default (as such terms are defined in the Indenture) with respect to the Notes; (ii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction is proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental regulatory or administrative agency or instrumentality that, in the judgment of Trustreet or, with respect to the offering of the GECC Guarantee, in the judgment of GECC, would or might prohibit, prevent, restrict or delay consummation of the Consent Solicitation, the offering of the GECC Guarantee or any of the Proposed Amendments; or (iii) the Trustee under the Indenture objects in any respect to, or takes any action that could, in the judgment of Trustreet, or, with respect to the offering of the GECC Guarantee, in the judgment GECC, adversely affect the consummation of the Consent Solicitation, the offering of the GECC Guarantee or of Trusteet’s ability to effect any of the Proposed Amendments, or takes any action that challenges the validity or effectiveness of the procedures used by Trustreet in soliciting consent to the Proposed Amendments (including the form thereof) or in the making of the Consent Solicitation or the acceptance of any Letter of Consent.

The completion of the Merger is a condition to the Proposed Amendments and GECC Guarantee becoming operative.  Although the First Supplemental Indenture setting forth the Proposed Amendments and providing for the GECC Guarantee will become effective upon the execution and delivery of the First Supplemental Indenture by Trustreet, GECC and the Trustee, the terms of the First Supplemental Indenture will expressly provide that the Proposed Amendments and GECC Guarantee will become operative concurrently with the completion of the Merger and only if the Merger is completed.  Until that point, the Indenture, without giving effect to the Proposed Amendments and GECC Guarantee, will remain in effect. If the Merger is not completed, the Proposed Amendments and GECC Guarantee will not become operative.

The conditions to the Consent Solicitation are for the sole benefit of Trustreet, and the conditions to the consummation of the offering of the GECC Guarantee are for the sole benefit of GECC, and such conditions may be asserted by either of them in its reasonable discretion regardless of the circumstances giving rise to such conditions or may be waived by such entity, in whole or in part, in its sole discretion.  Neither Trustreet nor GECC have made a decision as to which circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver.  Any determination by Trustreet or GECC concerning the events described in this paragraph will be final and binding upon all persons.  Any waiver or amendment applicable to the Consent Solicitation will apply to all Notes for which a Letter of Consent was delivered, as the case may be, regardless of when the Letter of Consent was delivered.

PLAN OF DISTRIBUTION

The GECC Guarantee is being offered directly by GECC and will not be offered or sold separately from the underlying Notes to which it relates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material federal income tax consequences to U.S. holders (as defined below) resulting from the adoption of the Proposed Amendments and the issuance of the GECC Guarantee.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.  Furthermore, there can be no assurance that the IRS will not take a view that is contrary to this discussion or that any such view will not be sustained, and no rulings from the IRS have been or will be sought concerning the tax consequences resulting from the adoption of the Proposed Amendments and the issuance of the GECC Guarantee.

This summary is for general information purposes only and does not address all of the federal income tax consequences that may be relevant to particular holders of Notes in light of their individual investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, brokers, dealers in securities, banks, insurance companies, nonresident aliens, foreign corporations, tax-exempt organizations, financial institutions, partnerships, persons that hold Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, and investors in pass-through entities), nor does it address any specific aspect of gift, estate, state, local or foreign taxation.  This discussion assumes the Notes are held as “capital assets” within the meaning of Section 1221 of the Code.

HOLDERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ADOPTION OF THE PROPOSED AMENDMENTS AND THE ISSUANCE OF THE GECC GUARANTEE IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY APPLICABLE GIFT, ESTATE, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

For purposes of this section, a “U.S. holder” means a beneficial owner of Notes that is (i) an individual who is a citizen or resident of the United States for federal income tax purposes, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (ii) a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, or other entity treated as a partnership for federal income tax purposes, is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A holder of Notes that is a partnership, and partners in such partnership, should consult their tax advisors about the Unites States federal income tax consequences of holding and disposing of the Notes.

Anticipated Treatment of Proposed Amendments and GECC Guaranty.

The federal income tax consequences to U.S. holders of Notes (both consenting and non-consenting) of the adoption of the Proposed Amendments and issuance of the GECC Guarantee will depend on whether such transactions are treated, for federal income tax purposes, as a constructive exchange of the Notes for new debt instruments having modified terms.  Under the applicable Treasury Regulations, a “significant modification” of a debt instrument results in a constructive exchange, whereas a “modification” that is not “significant” is not treated as such an exchange.  The Treasury Regulations establish a general rule that a modification is significant if, based on all facts and circumstances and taking into account all modifications (other than certain specified modifications) collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

The Treasury Regulations provide that the addition of a guarantee on a recourse debt instrument results in a significant modification (and, therefore, a constructive exchange of such debt instrument for federal income tax purposes) only if there is a substantial enhancement of the obligor’s capacity to meet its payment obligations under the debt instrument, and such capacity was primarily speculative prior to the addition of the guarantee and adequate after such addition.  Trustreet believes that its capacity to meet its payment obligations under the Notes was not speculative in any material way when the Notes were originally issued and its capacity to meet its payment obligations has not deteriorated since that time.  The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification.  Accordingly, changes to the Notes resulting from the Proposed Amendments, including the elimination of Trustreet’s obligation to offer to repurchase the Notes following a change of control, would cause a significant modification and deemed exchange of the Notes for new debt instruments if, taking into account all such changes  (other than the deletion of  “customary accounting or financial covenants” within the meaning of the Treasury Regulations), the legal rights or obligations that are altered and the degree to which they are altered are economically significant.  Trustreet believes that the adoption of the Proposed Amendments represents either deletion of customary accounting or financial covenants or modifications that, taken together in the aggregate with the other changes to the Notes contemplated by the Proposed Amendments, are not economically significant.

Based on the foregoing, Trustreet intends to take the position that the Proposed Amendments and the addition of the GECC Guarantee should not result in a deemed exchange of the Notes for federal income tax purposes.  Under such treatment, a holder would not recognize any gain or loss as a result of the adoption of the Proposed Amendments and the addition of the GECC Guarantee and such holder would continue to have the same tax basis and holding period with respect to the Notes as it had before the Solicitation.  There is no assurance, however, that the IRS would not take a contrary position.

Consequences if Proposed Amendments and GECC Guarantee Result in Significant Modification.

If the adoption of the Proposed Amendments and the addition of the GECC Guarantee were treated as a “significant” modification of the Notes for federal income tax purposes, a holder would be treated as having exchanged the Notes for new debt instruments for federal income tax purposes.  If an exchange were deemed to have occurred, a holder of Notes would recognize gain or loss, for federal income tax purposes, in an amount equal to the difference between the amount realized by such holder in the deemed exchange and its adjusted tax basis in the Notes deemed exchanged.  A holder’s amount realized would be equal in amount to the “issue price” (described below) of the new debt instruments deemed to have been received by such holder at the time of the deemed exchange (excluding any amount attributable to accrued but unpaid interest, which would be taxable as ordinary income).  Subject to the application of the market discount rules, gain or loss recognized upon a deemed exchange of Notes for new debt instruments generally would be capital gain or loss, and would be long-term capital gain or loss if a holder’s holding period with respect to the Notes exceeds one year.  Gain attributable to accrued market discount not previously taken into income would be treated as ordinary income.  A holder’s holding period in the new debt instruments would begin the day after the Proposed Amendments become operative, and such holder’s basis in the new debt instruments would equal the issue price thereof.

In the case of a deemed exchange, if neither the Notes nor the new debt instruments deemed exchanged therefor are traded on an established securities market (as such term is defined for purposes of the original issue discount provisions of the Code) at any time during the 60-day period ending 30 days after the issue date of the deemed new debt instruments, the issue price of each such new debt instrument generally would equal its stated principal amount.  In general, if the Notes or the deemed new debt instruments are traded on an established securities market within the applicable 60-day period, the issue price of the new debt instrument would be equal to the fair market value of the traded debt instruments as of the date the Proposed Amendments become operative.  Trustreet believes that the Notes would not be treated as traded on an established securities market prior to the date hereof, but cannot predict whether the Notes or deemed new debt instruments will be treated as traded on such a market thereafter.  If the Notes or deemed new debt instruments were treated as traded in this manner within the applicable 60-day period, then, subject to a statutory de minimis rule, the new debt instruments would be issued with original issue discount in an amount equal to the excess, if any, of (i) their stated principal amount over (ii) their issue price.   In general, any original issue discount would be required to be included in the income of the holders of the new debt instruments on a constant interest basis over the term of the new debt instruments and in advance of cash payments attributable to such income.  Alternatively, the new debt instruments may be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if a holder’s tax basis in the new debt instruments exceeds the amount payable at maturity.  It is anticipated that, if the Notes or deemed new debt instruments were treated as traded on an established securities market, the deemed new debt instruments would have an issue price in excess of their stated principal amount.

THIS SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE INTERPRETED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER.

LEGAL OPINION

David P. Russell, our Senior Counsel, Corporate Treasury, will issue an opinion about the legality of the GECC Guarantee. Mr. Russell, together with members of his family, owns, has options to purchase, and has other interests in shares of common stock of General Electric Company.

INFORMATION AGENT AND TABULATION AGENT

The Information Agent for the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: 1-212-269-5550
All Others Call Toll-Free: 1-800-697-6975

The Tabulation Agent for the Consent Solicitation is:

By Overnight Courier / Mail:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
ATTENTION: Elton Bagley

By Facsimile:

(For Eligible Institutions Only)
1-212-809-8838

Confirmation:

1-212-493-6996

ANNEX A

TRUSTREET PROPERTIES, INC,
as Issuer,

GENERAL ELECTRIC CAPITAL CORPORATION,
as Guarantor,

and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of _____, 2007

S-A-1

          FIRST SUPPLEMENTAL INDENTURE dated as of                     , 2007 (this “First Supplemental Indenture”) by and among TRUSTREET PROPERTIES, INC, a Maryland corporation (the “Company”), as issuer, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), as guarantor, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WITNESSETH:

          WHEREAS, the Company has heretofore executed and delivered an indenture dated as of March 23, 2005 between the Company and the Trustee (the “Original Indenture”; capitalized terms used herein but not defined shall have the meanings given to such terms in the Original Indenture), pursuant to which the Company has issued $300,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2015 (the “Notes”);

          WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 30, 2006 by and among the Company, CNL APF Partners, LP, a Delaware limited partnership and indirect wholly owned subsidiary of the Company (“APF”) and GECC (the “Merger Agreement”), GECC will, through one or more of its subsidiaries, acquire by merger each of APF and the Company;

          WHEREAS, Section 9.01 of the Original Indenture provides that, without the consent of any Holder of a Note, the Company and the Trustee may amend or supplement the Original Indenture or the Notes to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Original Indenture of any such Holder;

          WHEREAS, Section 9.02 of the Original Indenture provides that the Company and the Trustee may modify, supplement and amend the Original Indenture or the Notes with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes;

          WHEREAS, in connection with the acquisitions contemplated by the Merger Agreement, the Company, GECC and the Trustee propose to amend and supplement the Original Indenture as set forth herein (the “Proposed Amendments”) and the Company has solicited consents (the “Consent Solicitation”) to the Proposed Amendments from Holders of record (the “Record Holders”) of Notes as of the close of business on January 23, 2007, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated January 24, 2007, as amended, supplemented or modified;

          WHEREAS, in accordance with Section 9.02(c) of the Original Indenture, the Company has delivered to the Trustee (i) satisfactory evidence of the consents obtained in the Consent Solicitation from Record Holders of a majority in aggregate principal amount of the outstanding Notes and (ii) its request, accompanied by a Board Resolution authorizing the execution of this First Supplemental Indenture, that the Trustee duly execute and deliver this First Supplemental Indenture;

          WHEREAS, in accordance with Section 11.04 of the Original Indenture, the Company has furnished to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the Company and such counsel, respectively, all conditions precedent to the effectiveness of this First Supplemental Indenture have been satisfied; and

          WHEREAS, all other acts and proceedings required by law, by the Original Indenture and by the organizational documents of the Company, to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, and for the equal and proportionate benefit of the Holders of Notes, the Company, GECC and the Trustee hereby agree as follows:

S-A-2

ARTICLE ONE
OPERATION OF AMENDMENTS

          Upon the execution and delivery of this First Supplemental Indenture by the Company, GECC and the Trustee, this First Supplemental Indenture shall become effective and the Original Indenture shall be amended and supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes authenticated and delivered under the Original Indenture shall be bound hereby; provided, however, that the provisions of Article Two of this First Supplemental Indenture shall only become operative with respect to the Original Indenture, the Notes and the Holders thereof concurrently with the Company Merger Effective Time (as defined in the Merger Agreement), at which time the provisions of Article Two of this First Supplemental Indenture shall automatically become operative with respect to the Original Indenture and the Notes and the same shall be affected as provided in Article Two hereof. In the event that the Offer and Consent Solicitation are terminated or withdrawn, or if the Company Merger Effective Time does not occur, this First Supplemental Indenture shall be null and void.

ARTICLE TWO
AMENDMENTS TO THE ORIGINAL INDENTURE

          Section 2.1. Amendments to Article One.

          (a) The definition of “Board of Directors” set forth in Section 1.01 of the Original Indenture is hereby amended by deleting “, except in the context of the definition of “Change of Control”,” from clause (1) of such definition.

          (b) The definition of “Indebtedness” set forth in Section 1.01 of the Original Indenture is hereby amended by (i) deleting all instances of the word “Restricted” from such definition, (ii) replacing both instances of the word “Incurred” in subclause (iii) of such definition with the word “incurred”, and (iii) deleting the proviso following subclause (iv) at the end of such definition in its entirety.

          (c) Section 1.01 of the Original Indenture is hereby further amended to delete therefrom the following definitions in their entirety:

“Adjusted Consolidated Net Income”
“Adjusted Consolidated Net Tangible Assets”
“Adjusted Total Assets”
“Asset Acquisition”
“Asset Disposition”
“Asset Sale”
“Change of Control”
“Consolidated EBITDA”
“Consolidated Interest Expense”
“Credit Agreement”
“Credit Facilities”
“Existing Investments”
“Four Quarter Period”
“Funds From Operations”
“Incur”
“Interest Coverage Ratio”
“Investment”
“Investment Grade Status”
“Net Cash Proceeds”
“Net Lease Securitization Facility”
“Offering Memorandum”

S-A-3

“Offer to Purchase”
“Pari Passu Indebtedness”
“Payment Date”
“Permitted Investment”
“Permitted Joint Venture”
“Permitted Mortgage Investments”
“Permitted REIT Distribution”
“Qualified Limited Recourse Debt”
“Qualified Securitization Transaction”
“Reference Period”
“Related Business”
“Replacement Assets”
“Restricted Subsidiary”
“Secured Indebtedness”
“Securitization Entity”
“Securitization Subsidiary”
“Series A Preferred Stock”
“Series B Preferred Stock”
“Series C Preferred Stock”
“Significant Subsidiary”
“Standard Securitization Undertakings”
“Subsidiary Guarantee”
“Subsidiary Guarantor”
“Subsidiary Indebtedness”
“Temporary Cash Investment”
“Total Assets”
“Transactions”
“Transaction Date”
“Undepreciated Real Estate Assets”
“Unrestricted Subsidiary”
“USRP”
“Warehouse Credit Facilities”
“Warehouse Subsidiary”

           (d) Section 1.01 of the Original Indenture is hereby further amended to insert therein the following new definitions in alphabetical order:

“First Supplemental Indenture” means that certain First Supplemental Indenture to this Indenture dated as of , 2007 among the Company, the Trustee and GECC.

“GECC” means General Electric Capital Corporation, a Delaware corporation.

          (e) Section 1.02 of the Original Indenture is hereby amended to delete the cross references to the following definitions:

“Affiliate Transaction”
“Excess Proceeds”
“Guaranteed Indebtedness”
“Restricted Payments”
“Reversion Date”
“Suspension Period”

S-A-4

          Section 2.2. Amendments to Article Four. The Original Indenture is hereby amended by deleting each the following Sections in its entirety, and in the case of each such Section, inserting in lieu thereof “Intentionally omitted.”, and any and all references thereto contained in the Original Indenture, any and all obligations of the Company thereunder, and any and all Events of Default related thereto are hereby deleted from the Indenture, and such Sections and references shall be of no further force or effect.

          (a) Section 4.03. entitled Commission Reports and Reports to Holders.

          (b) Section 4.04. entitled Compliance Certificate.

          (c) Section 4.05. entitled Taxes.

          (d) Section 4.06. entitled Stay, Extension and Usury Laws.

          (e) Section 4.07. entitled Limitation on Restricted Payments.

          (f) Section 4.08. entitled Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

          (g) Section 4.09. entitled Limitation on Indebtedness.

          (h) Section 4.10. entitled Limitation on Asset Sales.

          (i) Section 4.11. entitled Limitation on Transactions with Affiliates.

          (j) Section 4.12. entitled Repurchase of Notes Upon a Change of Control.

          (k) Section 4.13. entitled Payments for Consent.

          (l) Section 4.14. entitled Limitation on Issuances of Guarantees by Restricted Subsidiaries.

          (m) Section 4.15. entitled Suspension of Certain Covenants and Agreements.

          Section 2.3. Amendments to Article Five. Article Five of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“ARTICLE FIVE
SUCCESSORS

INTENTIONALLY OMITTED.”

          Section 2.4. Amendments to Article Six.

          (a) Section 6.01 of the Original Indenture is hereby amended to delete clauses (iii) through (viii) thereof and to insert the word “or” at the end of clause (i) and to replace the semicolon at the end of clause (ii) with a period.

          (b) Section 6.02 of the Original Indenture is hereby amended by (i) deleting “(other than an Event of Default specified in Section 6.01(vii) or (viii) that occurs with respect to the Company)” from the first sentence of clause (a) of such section, and (ii) deleting clauses (b) and (c) of such section in their entirety and re-labeling clause (d) of such section as clause (b).

          (c) Section 6.04 of the Original Indenture is hereby amended by deleting such section in its entirety and inserting in lieu thereof “Intentionally omitted.”

S-A-5

          Section 2.5. Amendments to Article Eight.

          (a) Section 8.01 of the Original Indenture is hereby amended by deleting “either” and “or 8.03” from such section.

          (b) Section 8.02 of the Original Indenture is hereby amended and restated to read in its entirety as follows:

                    “Section 8.02. Legal Defeasance and Discharge.

          Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of GECC under Article Twelve hereof shall be deemed to have been discharged, in each case on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and GECC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and GECC’s guarantee of the Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.04, 2.05, 2.07, 2.08 and 4.02 hereof, inclusive, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and GECC’s obligations in connection therewith and (d) this Article Eight.”

          (c) Section 8.03 of the Original Indenture is hereby amended by deleting such section in its entirety and inserting in lieu thereof “Intentionally omitted.”

          (d) Section 8.04(a) of the Original Indenture is hereby amended by (i) deleting “in the case of an election under Section 8.02,” from clause (ii) of such section, (ii) deleting clause (iii) of such section in its entirety and inserting in lieu thereof “Intentionally omitted;”, and (iii) deleting both instances of “or any of its Restricted Subsidiaries” from clause (v) of such section.

          (e) Section 8.07 of the Original Indenture is hereby amended and restated to read in its entirety as follows:

                    “Section 8.07. Reinstatement.

          If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 and GECC’s obligations under Article XII hereof shall be revised and reinstated as though no deposit had occurred pursuant to Section 8.02 hereof, in each case until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.02; provided, however, that, if the Company or GECC makes any payment of principal of, premium, if any, or interest on any Note because of the reinstatement of its obligations, the Company or GECC, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.”

S-A-6

          Section 2.6. Amendments to Article Nine.

          (a) Section 9.01(a)(iii) of the Original Indenture is hereby amended by deleting “any Subsidiary Guarantor’s” and “such Subsidiary Guarantor’s”  from such section and, in each case, replacing with “GECC’s”.

          (b) Section 9.01(a)(iv) of the Original Indenture is hereby amended by deleting “Subsidiary” from such section.

          (c) Section 9.02(e)(vii) of the Original Indenture is hereby amended by deleting such section in its entirety and inserting in lieu thereof “Intentionally omitted;”

          Section 2.7. Amendments to Article Eleven. Section 11.02(a) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

                    “Section 11.02. Notices.

          (a) Any notice or communication by the Company, GECC or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next delivery, to the others’ address:

If to the Company or the Guarantor:

Trustreet Properties, Inc.
450 South Orange Avenue, 11th Floor
Orlando, Florida 32801
Facsimile No.: (407) 540-2359
Attention: Rosemary W. Mills, SVP Finance

and

General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT 06927
Facsimile No.: (203) 357-4975
Attention: Senior Vice President – Corporate Treasury and Global Funding Operation

with a copy to:

Hogan & Hartson LLP
555 13th Street, N.W.
Washington, D.C. 20004
Facsimile No.: (202) 637-5910
Attn: J. Warren Gorrell, Jr., Esq. David P. Slotkin, Esq.

If to the Trustee:

Wells Fargo Bank, National Association
Sixth & Marquette; N9303-120
Minneapolis, MN 55479
Facsimile No.: (612) 667-9825
Attn: Corporate Trust Services – Trustreet Properties Administrator

S-A-7

          Section 2.8. Addition of New Article Twelve. A new Article Twelve is hereby added to the Original Indenture, to read in its entirety as follows:

“ARTICLE TWELVE
GECC GUARANTEE

                    Section 12.01 Guarantee.

          (a) By its execution of the First Supplemental Indenture and subject to Article One of the First Supplemental Indenture, GECC absolutely, unconditionally and irrevocably Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the enforceability of this Indenture and the Notes or the obligations of the Company under the Indenture and the Notes, the due and punctual payment of the principal and interest and all other amounts due under the Indenture and the Notes when the same shall become due and payable, whether at maturity, pursuant to mandatory prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Indenture and the Notes.  The obligations of GECC hereunder shall be unsecured  and shall rank pari passu with all of GECC’s other unsecured and unsubordinated Indebtedness. GECC hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture and the Notes, any change in or amendment thereto, the absence of any action to enforce the same, any waiver or consent by the Trustee or Holders of the Notes with respect to any provision thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of GECC with respect to its obligations hereunder; provided, however, that nothing contained herein shall be deemed to be a waiver by GECC of presentment or demand of payment or notice to GECC with respect to the Notes and the obligations evidenced thereby or hereby.GECC waives any right of set-off or counterclaim it may have against Holders of Notes arising from any other relationship between any such Holder, as an obligee, and the Company, as an obligor.  GECC covenants that its obligations hereunder will not be discharged except by complete performance of the obligations contained in this Indenture and the Notes.

          (b)  GECC shall be subrogated to all rights of Holders of the Notes in respect of any amounts paid by GECC pursuant to the provisions of this Section 12.01; provided, however, that GECC shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the principal of and interest on the Notes and all other amounts owed to Holders of Notes under this Indenture and the Notes have been paid in full.

          (c) The Guarantee of the Notes by GECC provided for herein shall continue to be effective or reinstated, as the case may be, if at any time any payment of principal of or interest on the Notes or any other amounts owed to the Holders of  Notes under this Indenture and the Notes is rescinded or must otherwise be returned by such Holders upon the insolvency, bankruptcy or reorganization by GECC, the Company or otherwise, all as though such payment had not been made.”

Section 2.9. Amendments to Exhibits.

Exhibit E to the Original Indenture is hereby deleted in its entirety.

ARTICLE III
MISCELLANEOUS

          Section 3.1. Execution as Supplemental Indenture.  This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

S-A-8

          Section 3.2.  Ratification of Original Indenture.  The Original Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and shall continue in full force and effect in accordance with the provisions thereof.

          Section 3.3. Provisions Binding on Successors.  All agreements contained in this First Supplemental Indenture made by the Company and GECC shall bind their respective successors and assigns whether so expressed or not.

          Section 3.4. No Recourse Against Others.  Pursuant to Section 11.07 of the Original Indenture, no incorporator, shareholder, officer, director, employee or controlling person of GECC shall have any liability for any obligations of GECC under the Indenture and the Notes or for any claim based on, in respect of, or by reason of, such obligations and their creation.

          Section 3.5. Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 3.6. Provisions Binding on Successors.  In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 3.7. Counterparts and Method of Execution.  This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same.

          Section 3.8. Titles and Headings.  Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture.

          Section 3.9. Trustee.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and GECC and not of the Trustee.

          Section 3.10. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision of this First Supplemental Indenture or the Original Indenture that is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended (the “Act”), as in force on the date this first Supplemental Indenture is executed, the provision required by the Act shall control.

[Signature pages follow.]

S-A-9

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed as of the day and year first above written.

TRUSTREET PROPERTIES, INC.

By:

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:

WELLS FARGO, NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

S-A-10

PROSPECTUS

General Electric Capital Corporation

Debt Securities
Preferred Stock
Guarantees and Letters of Credit,
Including Interests Therein

General Electric Capital Corporation may offer from time to time:

•	unsecured debt securities;
•	preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts; and
•	unsecured guarantees and direct-pay letters of credit, including in each case interests therein.

          We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series or separate tranches within a series.  You should read this prospectus and any prospectus supplement carefully before you invest.

          Investing in these securities involves risks.  See “Risk Factors” on page 3 of this prospectus.

          These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is March 29, 2006.

ABOUT THIS PROSPECTUS

          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Get More Information on GECC.”

          This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Get More Information on GECC.”

          You should rely on the information incorporated by reference or provided in this prospectus and the prospectus supplement.  We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, the prospectus supplement is accurate as of any date other than their respective dates.

          References in this prospectus to “GECC”, “we”, “us” and “our” are to General Electric Capital Corporation.

RISK FACTORS

          Investing in our securities involves risks.  You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Get More Information On GECC,” below.

WHERE YOU CAN GET MORE INFORMATION ON GECC

          GECC files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com.   However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

          The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the document listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

          (i)     GECC’s Annual Report on Form 10-K for the year ended December 31, 2005.

          You may request a copy of these filings at no cost. Requests should be directed to David P. Russell, Senior Counsel, Corporate Treasury and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

THE COMPANY

          General Electric Capital Corporation was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. (“GE Capital Services”), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company (“GE Company”). Financing and services offered by GECC are diversified, a significant change from the original business of GECC which was financing the distribution and sale of consumer and other GE Company products. Currently, GE Company manufactures few of the products financed by GECC.

          We operate in four of GE Company’s operating segments:  GE Commercial Finance, GE Consumer Finance, GE Industrial and GE Infrastructure.  These operations are subject to a variety of regulations in their respective jurisdictions.

          Our services are offered primarily in North America, Europe and Asia.  GECC’s principal executive offices are at 260 Long Ridge Road, Stamford, Connecticut 06927-1600 (telephone number (203) 357-4000). At December 31, 2005, our employment totaled approximately 77,500.

Consolidated Ratio of Earnings to Fixed Charges

Year Ended December 31,

2001	2002	2003	2004	2005

1.56	1.62	1.71	1.82	1.66

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Year Ended December 31,

2001	2002	2003	2004	2005

1.55	1.61	1.71	1.81	1.66

          For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

USE OF PROCEEDS

          Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we use for financing our operations. We can conduct additional financings at any time.

PLAN OF DISTRIBUTION

          We may sell our securities on a continuous or delayed basis directly to purchasers, through agents, dealers and underwriters or through a combination of these methods.

          We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.
•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•

If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities to the underwriter[s] who offer at a specified price.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

          We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.
•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

          We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

          We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

          We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.
•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

          Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither support obligations nor interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

          NASD Regulations

          GE Capital Markets Group, Inc. is an affiliate of GECC and may participate as an underwriter in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GE Capital Markets Group, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets Group, Inc. acts as an underwriter in compliance with the applicable requirements of Rule 2720.  The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

SECURITIES OFFERED

          Using this prospectus, we may offer unsecured senior or subordinated debt securities (collectively, the “debt securities”) and preferred stock. In addition, we may issue unsecured guarantees and direct-pay letters of credit, including interests therein. We are registering these securities with the SEC using a “shelf” registration statement. This “shelf” registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus.  Such information may also be contained in a written communication from us or the agents.

          As a well known seasoned issuer under the rules of the SEC, we are permitted to and may add other securities to the registration statement and prospectus by subsequent amendment.  Also we are able to add our subsidiaries and securities to be issued by them if we guarantee the securities.  Among the securities we may add to the registration statement and prospectus by subsequent amendment are preferred or capital securities issued by trusts we may organize (see “Description of Trust Issued Preferred Or Capital Securities” below).

DESCRIPTION OF DEBT SECURITIES

General

          The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement.  Specific terms of the debt securities may also be contained in a written communication from us or the agents.

          Unless otherwise provided in a prospectus supplement to this prospectus, the senior debt securities will be issued pursuant to an Amended and Restated Indenture, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), dated as of February 27, 1997, as supplemented by a Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001 and a Third Supplemental Indenture dated November 22, 2002 or pursuant to an Amended and Restated Indenture, between us and JPMorgan Chase Bank, N.A., dated as of February 28, 1997, as supplemented by a First Supplemental Indenture dated as of July 2, 2001 (collectively, the “senior indentures”), and the subordinated debt securities will be issued pursuant to a Subordinated Debt Indenture between us and JPMorgan Chase Bank, N.A., dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005 (the “subordinated indenture” and, together with the senior indentures, the “indentures”). None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

          The prospectus supplement will specify the following terms of such issue of debt securities:

•	the designation, the aggregate principal amount and the authorized denominations if other than the denominations set forth in the applicable indenture;
•	the percentage of their principal amount at which the debt securities will be issued;
•	the date or dates on which the debt securities will mature;
•	whether the debt securities will be senior or subordinated obligations;
•	if the debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;
•	any deletions or modifications of or additions to the Events of Default and related remedies described below or the covenants of GECC set forth in the applicable indenture;
•	the currency, currencies or currency units in which we will make payments on the debt securities;
•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;
•	the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;
•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;
•	the exchanges, if any, on which the debt securities may be listed;
•	the trustee under the indenture pursuant to which the debt securities are to be issued. (Sections 2.02 and 2.02A. Section references refer to the sections in the applicable indenture.); and
•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

          In addition to the description of the debt securities in the prospectus supplement, you should refer to the detailed provisions of the indenture applicable to the debt securities, copies of which are filed as exhibits to the registration statement.

          Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10).

          Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The related prospectus supplement will contain information on Federal income tax consequences and other special considerations applicable to discounted debt securities.

          The indentures do not contain any provisions that:

•	limit our ability to incur indebtedness, or
•	provide protection in the event GE Company, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

          Claims of our subsidiaries’ creditors generally will be satisfied from, among other sources, the assets and earnings of such subsidiaries and these assets and earnings may not be available for dividend or other transfer in order to provide GECC with funds to meet its obligations, including obligations on debt securities.

Payment and Transfer

          Unless we otherwise state in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to such holder at the address specified in the register and will otherwise treat such registered holder as the owner of the debt security for all purposes.

          Unless we describe other procedures in a prospectus supplement, a registered holder will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series in different denominations having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. Neither GECC nor the Trustee will impose any service charge for any such transfer or exchange of a debt security, however, a registered holder may be required to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Global Notes, Delivery and Form

          We may issue some or all of the debt securities in the form of one or more Global Notes representing an entire issuance in book-entry form. Under the applicable book entry system, each Global Note will be registered to a depositary (a “Depositary”) or with a nominee for a Depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Note may not be transferred, except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. For purposes of this Prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

          The specific terms of the depositary arrangement with respect to any debt securities to be represented by a Global Note will be described in the prospectus supplement.

Modification of the Indentures

          In general, our rights and obligations and the rights of the holders under the above-referenced indentures may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 10.02 of each indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment term of a debt security such as:
•	extending the maturity date;
•	extending the date on which we have to pay interest or make a sinking fund payment;
•	reducing the interest rate;
•	reducing the amount of principal we have to repay;
•	changing the currency in which we have to make any payment of principal premium or interest;
•	modifying any redemption or repurchase right to the detriment of the holder; and
•	impairing any right of a holder to bring suit for payment;
•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;
•	make any change to the section of the indenture relating to waivers of any past default; and
•	make any change to Section 10.02.

          However, if we and the Trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Senior Debt Securities

          The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Senior Debt Securities Events of Default

          Each senior indenture defines an “Event of Default” with respect to any series of senior debt securities as any of the following:

•	default in any payment of principal or premium, if any, on any senior debt security of such series;
•	default for 30 days in payment of any interest, if any, on any senior debt security of such series;
•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the senior debt securities of such series;
•	default for 60 days after written notice to GECC in performance of any other covenant in respect of the senior debt securities of such series contained in such indenture;
•

a default, as defined, with respect to any other series of senior debt securities outstanding under the relevant indenture or as defined in any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof (provided, that the resulting Event of Default with respect to such series of senior debt securities may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness);

•	certain events involving bankruptcy, insolvency or reorganization; or
•	any other event of default provided in the instrument establishing such series or tranche of senior debt securities. (Section 6.01).

          Each senior indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of senior debt securities does not necessarily constitute an Event of Default under any other series of senior debt securities. Each senior indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the senior debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08).

          The senior indentures provide that if any Event of Default occurs and is continuing with respect to any series of senior debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such senior debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such senior debt securities then outstanding. The holders of a majority in aggregate principal amount of such senior debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of senior debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the senior debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the senior debt securities of such series. (Sections 6.01 and 6.07).

          Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any holders of senior debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, each senior indenture provides that the holders of a majority in aggregate principal amount of the senior debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the senior debt securities of such series. However, the Trustee may decline to act if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07).

Subordinated Debt Securities

          As noted above, the subordination provisions applicable to a particular series or tranche of subordinated debt securities may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

          The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all our senior indebtedness. (Section 14.01 of the subordinated indenture).

          The subordinated indenture defines “senior indebtedness” to mean:

•	the principal of, premium, if any, and interest on all indebtedness for money borrowed other than the subordinated debt securities;
•

obligations arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off balance sheet guarantees and direct credit substitutes);

•	obligations associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and
•

obligations for purchased money; in each case, regardless of whether such indebtedness or obligations are outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

However, the term “senior indebtedness” will not include:

•

any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business, including instruments evidencing those liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours; or
•	any obligations with respect to any capital stock.

          We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

          There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture.

          Under the subordinated indenture, no payment may be made by us on the subordinated debt securities and no purchase, redemption or retirement by us of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid when due, or
•

the maturity of any senior indebtedness is accelerated as a result of a default; unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

•

In addition, the right to accelerate the subordinated debt securities upon an Event of Default is limited.  Subordinated debt securities of a series can be accelerated, unless the principal of such series of subordinated debt securities shall have already become due and payable, in the event of an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization, and the right to receive payment through an acceleration will not be available for any other Events of Default including, without limitation, failure to pay principal, interest or premium on the subordinated debt securities. (Section 6.01 of the subordinated indenture).

          In the event we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or bankruptcy, reorganization, insolvency or receivership of us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities and do not provide for the payment of principal prior to the maturity of all senior indebtedness).  (Section 14.02 of subordinated indenture).

          If a distribution is made to holders of subordinated debt securities that, due to the subordinated provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of subordinated indenture).

          As a result of the subordination provisions contained in the subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of subordinated debt securities. It is important to keep this in mind if you decide to hold our subordinated debt securities.

          At December 31, 2005, GECC had substantial unsubordinated borrowings, the majority of which would fall within the definition of senior indebtedness.  These borrowings are discussed in “Note 11 - Borrowings” to GECC’s consolidated financial statements contained in GECC’s Annual Report on Form 10-K for the year ended December 31, 2005.  In addition, GECC’s derivative instruments are discussed in “Note 18 - Derivatives and Other Financial Instruments” and GECC’s guarantees are discussed in “Note 20 - Commitments and Guarantees” to such consolidated financial statements.  These notes are incorporated herein by reference.  GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Subordinated Debt Securities — Events of Default

          The subordinated indenture defines an “Event of Default” with respect to any series of subordinated debt securities as any of the following:

•	default in any payment of principal or premium, if any, on any subordinated debt securities of such series;
•	default for 30 days in payment of any interest, if any, on any subordinated debt securities of such series;
•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the subordinated debt securities of such series;
•	certain events involving bankruptcy, insolvency or reorganization;
•	any other event of default provided in the instrument establishing such series of subordinated debt securities. (Section 6.01).

          As noted above, the events of default and related remedies may be deleted, modified or added to for a particular series or tranche of subordinated debt securities and, if so, such changes will be set forth in the applicable prospectus supplement.

          The subordinated indenture requires us to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the Trustee may withhold notice to the holders of any series of subordinated debt securities issued thereunder of any default if the Trustee considers it in the interest of such noteholders to do so provided the Trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08).

          The subordinated indenture provides that if an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of subordinated debt securities, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of such series may declare the principal, or in the case of discounted subordinated debt securities, a portion of the principal amount, of all such subordinated debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such subordinated debt securities then outstanding. The holders of a majority in aggregate principal amount of such subordinated debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of subordinated debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the subordinated debt securities of such series. (Sections 6.01 and 6.07).

          In the subordinated indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the Trustee, we will pay to the Trustee, for the benefit of the holder of any subordinated debt security in respect of which the Event of Default has occurred (or holders of any series of subordinated debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue Rate (as defined in the subordinated indenture) applicable to any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the Trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the Trustee. (Section 6.02). The Trustee or a holder may bring suit for the collection of amounts set forth in this paragraph. The foregoing rights in respect of payment defaults do not, however, permit the acceleration of amounts scheduled to become due and payable, which remedy is limited as noted above to certain events involving bankruptcy, insolvency or reorganization.

          Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any holders of subordinated debt securities of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the subordinated indenture provides that the holders of a majority in aggregate principal amount of the subordinated debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the subordinated debt securities of such series. However, the Trustee may decline to act if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07).

Concerning the Trustee

          JPMorgan Chase Bank, N.A. acts as Trustee under (i) an Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999, a Second Supplemental Indenture with us dated as of July 2, 2001, and a Third Supplemental Indenture with us dated November 22, 2002, (ii) an Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) a Subordinated Debt Indenture with us dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture with us dated as of July 15, 2005, (iv) an Indenture with us dated as of June 3, 1994, as amended and supplemented, and (v) an Indenture with us dated as of October 1, 1991, as amended and supplemented. JPMorgan Chase Bank, N.A. also acts as Trustee under certain other indentures with us. A number of our series of senior unsecured notes are presently outstanding under each of the indentures referred to in clauses (i), (ii), (iv) and (v) above. Debt securities may be issued under any of the indentures referred to in clauses (i), (ii) and (iii) above.

          JPMorgan Chase Bank, N.A. will also act as trustee under an indenture and subordinated indenture with GE Company.  GECC, GE Company and other affiliates of GE Company maintain various commercial and investment banking relationships with JPMorgan Chase Bank, N.A. and its affiliates in their ordinary course of business.

DESCRIPTION OF THE PREFERRED STOCK

General

          Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated certificate of incorporation. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

          As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

•	4,166,000 shares of Common Stock, par value $14.00 per share,
•	33,000 shares of Variable Cumulative Preferred Stock, par value $100 per share; and
•	750,000 shares of Preferred Stock, par value $.01 per share.

          In order to distinguish between our two classes of preferred stock, we will refer to the first class of our preferred stock as “Variable Cumulative Preferred Stock” and to the second class as our “Preferred Stock”.  3,985,403 shares of Common Stock and 700 shares of Variable Cumulative Preferred Stock are presently outstanding. There are no shares of our Preferred Stock currently outstanding.

          We will describe the particular terms of any series of preferred stock being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the designation, number of shares and stated value per share;
•	the amount of liquidation preference, if any;
•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the dividend rate or rates (or method of determining the dividend rate);
•	the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;
•	any redemption or sinking fund provisions;
•	any voting rights;
•	any conversion or exchange provisions;
•	any provisions to issue the shares of such series as depositary shares evidenced by depositary receipts; and
•	any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

          If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our restated certificate of incorporation for the complete terms of preferred stock being offered.

          We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

Dividend Rights

          If you purchase preferred stock being offered by this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends- received deduction.

          The dividend payment dates and the dividend periods with respect to our preferred stock will be described in the prospectus supplement relating to such series of our preferred stock.

          We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless:

•	full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock and
•	we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

          In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment. You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

          In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

Voting Rights

          Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

          With respect to our Variable Cumulative Preferred Stock, holders are not entitled to vote except as required by law or as set forth in a prospectus supplement.  However, we may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a series of Variable Cumulative Preferred Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least 66 2/3% of the total number of shares of such series.

          With respect to our Preferred Stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our preferred stock shall be in arrears, the holders of each series of our Preferred Stock, voting separately as a class with all other holders of Preferred Stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our Preferred Stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

          We may not take certain actions without the consent of at least 66 2/3% of the shares of our Preferred Stock, voting together as a single class without regard to series. We need such 66 2/3% consent to:

•

create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our Preferred Stock (other than a series which has no right to object to such creation); or

•

alter or change the provisions of our restated certificate of incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of our Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of two-thirds of our Preferred Stock at the time outstanding

          The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

Redemption

          The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

          If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

Conversion Rights

          No series of preferred stock will be convertible into our common stock.

DESCRIPTION OF TRUST ISSUED PREFERRED OR CAPITAL SECURITIES

General

          One or more trust entities which we would create for that purpose may issue from time to time their “preferred” or “capital” securities.  We would own the common interests in the trusts and our employees would administer them.  The proceeds of the sale of a trust’s securities would be used to purchase debt securities we would issue to the trust.  These securities would likely be subordinated debt securities.  Interest and other payments by us under the subordinated debt securities would be the trust’s sole source of revenue.  We would also guarantee payments on the trust’s securities to the extent it had funds on hand available for the purposes at that time.  If we determine that trust securities will be issued, this registration statement will be amended to add the trust or trusts as registrants, to provide additional information with respect to the trust securities, the debt securities to be issued to the trust and the guarantees.  The trust agreement and guarantee forms would also be filed as exhibits.

DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

General

          Support obligations issued under this prospectus may include guarantees and letters of credit that are issued in connection with, and as a means of underlying credit support for, any part of a fixed or contingent payment obligation of primary securities issued by third parties. The issuers of the primary securities may or may not be affiliated with us. A holder of a primary security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder’s primary security afforded by the related support obligation.

          The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement.

          Unless otherwise specified in the applicable prospectus supplement, any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the laws of the State of New York. No document or instrument will (i) limit the amount of support obligations or interests that may be issued, or (ii) contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE Company, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Guarantees

          Guarantees that we issue from time to time under this prospectus for the benefit of holders of specified underlying securities will generally include the following terms and conditions, plus any different or additional terms specified in the accompanying prospectus supplement.

          The guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

          We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

Letters of Credit

          The direct-pay letters of credit we issue from time to time under this prospectus relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

          Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of repayment provided that the letter of credit has not otherwise expired.

          The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

ERISA MATTERS

We (and our affiliates) provide services to many employee benefit plans, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”).  We and our affiliates may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  “Prohibited transactions” within the meaning of ERISA and the Code may result if any of the securities are acquired by a Plan as to which we or any of our affiliates is a party in interest, unless such securities are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the security.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95S-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the securities will be deemed to have represented that the acquisition and continued holding of the securities will be covered by a Department of Labor prohibited transaction class exemption.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).  Accordingly, each purchaser or holder of the securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules.  Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the securities should consult with its legal counsel.  The sale of the securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LEGAL OPINIONS

          Unless otherwise specified in the prospectus supplement accompanying this prospectus, Alan M. Green, General Counsel, Corporate Treasury and Assistant Secretary of GECC will provide an opinion for us regarding the validity of the securities and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 will provide an opinion for the underwriters, agents or dealers. Mr. Green beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE Company’s common stock.

EXPERTS

          The consolidated financial statements and schedule of GECC as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference from GECC’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

          The report of KPMG LLP on the consolidated financial statements and schedule is dated February 10, 2006.

          The report of KPMG LLP on the consolidated financial statements and schedule refers to a change in 2004 and 2003 in the method of accounting for variable interest entities.

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone else to provide you with information that is different.  We are not making an offer of these securities in any state where the offer is not permitted.  The information in this document is current only as of the date of this document, regardless of the time of delivery of this document or any sale of the securities.

Solicitation of Consents by
Trustreet Properties, Inc.
U.S. $300,000,000
Relating to its
7½% Senior Notes due 2015

General Electric Capital
Corporation
Guarantee

PROSPECTUS
SUPPLEMENT

January 24, 2007